MOVIE GALLERY RECEIVES NOTICES FROM NASDAQ

DOTHAN, Ala., August 21, 2007 - Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it has received two NASDAQ Staff Determination letters, each dated August 17, 2007, indicating Movie Gallery is not in compliance with filing requirements for continued listing as set forth in NASDAQ Marketplace Rules 4450(a)(5) and 4450(b)(3).

In one letter, Movie Gallery was notified that it is not in compliance with Rule 4450(a)(5) due to its common stock price closing below NASDAQ's minimum of $1.00 per share for the last 30 consecutive trading days. Movie Gallery was provided with 180 calendar days, or until February 11, 2008 to regain compliance. Additionally, in a second letter, the Company was notified that it is not in compliance with Rule 4450(b)(3) because it has not maintained a minimum market value of $15,000,000 for the last 30 consecutive trading days. The Company was provided with 90 calendar days, or until November 15, 2007, to regain compliance under this Rule. These notifications are customary when a NASDAQ-listed company does not meet certain Marketplace Rules. Until such dates occur, the Company's common stock will remain listed and will continue to trade on the NASDAQ Global Market subject to its compliance with Marketplace Rules and other NASDAQ listing standards.

About Movie Gallery

The Company is the second largest North American video rental company with more than 4,550 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 606 in-store departments and 14 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's proposed strategic and restructuring alternatives and liquidity outlook, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's liquidity outlook is subject to change based upon the Company's operating performance, including as a result of changes in the availability of credit from the Company's suppliers, and there can be no assurance regarding the Company's ability to complete any restructuring or other transaction. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-
2400

Media: Andrew Siegel or Meaghan Repko, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449